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                                                                    EXHIBIT 10.6

                           [GENERAL MAGIC LETTERHEAD]


June 15, 2001



Ms. Rose M. Marcario
c/o General Magic, Inc.
420 North Mary Avenue
Sunnyvale, California 94086

Dear Rose:

This will confirm our agreement concerning your employment with General Magic (sometimes also called the "Company"). Currently you are serving as Senior Vice President, Finance and Administration, and Chief Financial Officer of the Company. You have indicated your desire to resign your position and return to the Los Angeles area for personal reasons. To recognize your loyal and effective service to the Company, we have agreed to provide you with the severance benefits described in this letter agreement.

General Magic hereby accepts your resignation as an officer of the Company, effective upon employment of your successor. In the interim, you will diligently continue to serve the interests of the Company. Commencing July 1, 2001, through and including the earlier of December 31, 2001, or such time as you obtain alternative employment (the "Term"), the Company shall retain you as a part-time employee, reporting to me or to my designee. During the Term, you will devote your best efforts to such business and strategic matters as may be assigned to you consistent with your skills and experience, including the transition of your current management responsibilities to your successor, provided that you will not be called on to work in excess of an average of ten days per month. At the conclusion of the Term, your employment with General Magic will terminate.

During the Term, you will be compensated at your current base rate of pay, less all applicable state and federal payroll taxes, payable on ordinary Company payroll dates in accordance with Company policy and procedures then in effect. On June 30, 2001, you will be paid the balance of accrued but unused paid time off accumulated for your account through that date, and will be reimbursed all expenses incurred by you through that date in connection with the business of General Magic, all in accordance with the Company's policies and procedures then in effect. In addition, you will be paid a bonus in the amount of ninety-three thousand seven hundred fifty dollars ($93,750), less all applicable federal and state payroll taxes. Said sum will be payable in two equal installments, each in the amount of forty-six thousand eight hundred and seventy-five dollars ($46,875), due on June 30, 2001 and August 15, 2001, respectively. Lastly, General Magic will reimburse you for reasonable and necessary out-of-pocket expenses incurred by you in connection with services provided by you during the Term; provided that any expenses in excess of $250 must first be approved in writing by me or my designee, and further provided that all requests for reimbursement must be accompanied by such supporting documentation as may be reasonably requested by the Company.

You will be eligible during the Term to participate in Company benefit programs on the same terms and conditions applicable to Company employees working comparable hours during the same period, except that you will not be entitled to accrue paid time off nor will you be entitled to a 2001 bonus. Should the reduction in your hours from and after July 1, 2001, trigger a termination of your medical, dental and vision benefits under applicable law or the Company's insurance policies, General Magic will reimburse the amount of any COBRA premiums paid by you during the Term for continued group medical, dental and vision insurance coverage under the Company's plans. You will be responsible for your own tax liability, if any, associated with the COBRA reimbursements. Finally, the



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Rose M. Marcario
June 15, 2001
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stock options in which you would have vested had you remained continuously employed with the Company through December 31, 2001, shall become fully vested immediately upon your execution of this letter agreement ("Execution Date"). Otherwise, effective upon the Execution Date, your options will cease to vest. Finally, the period in which you may exercise any options vested through the Execution Date shall be extended through and including July 30, 2002. Please note that, as a consequence of this change in the vesting and exercise schedule, your options will automatically become nonstatutory stock options and will not be qualified for the preferential tax treatment afforded incentive stock options.

You hereby acknowledge and agree that, except as provided by this agreement, no further, additional or other sums, benefits or consideration are due and owing, or will hereafter become due and owing, to you in consideration of your employment with General Magic.

In consideration of the foregoing, during the Term, and for a period of six (6) months thereafter, you will not, on behalf of yourself or any other person or entity, directly or indirectly (i) recruit, solicit or hire any of the employees, contractors or service providers of the Company, or in any manner attempt to persuade any such person or entity to discontinue or in any way limit any relationship with the Company, (ii) induce any customer, partner or supplier of the Company to discontinue or in any way limit its relationship with the Company, (iii) disparage the Company, its business, products, services or employees; or (iv) make any public statement or statements to analysts or the press concerning General Magic, its business, prospects, products, services or employees, without first obtaining written approval from General Magic. In further consideration of the foregoing, during the Term, you shall not participate directly or indirectly on behalf of yourself or any other person or entity in a business principally engaged in creating, developing, marketing, distributing or selling voice applications or technologies, or licensing others to do so, except as may be agreed by us in writing.

You further acknowledge that the Proprietary Rights and Information Agreement, between you and General Magic, dated November 9, 1999, imposes obligations on you that survive the termination of your employment, and you hereby agree to honor such obligations.

Except with respect to the obligations created by, acknowledged by, or arising out of this agreement, you, on behalf of yourself, your heirs, administrators, representatives, executors, successors and assigns, and each of them, hereby release General Magic, its current and former stockholders, directors, officers, employees, agents, attorneys, successors and assigns, and each of them (the " General Magic Released Parties") of and from any and all claims, actions and causes of action, whether now known or unknown, which you now have, ever had, or shall or may hereafter have against the General Magic Released Parties, or any of them, based upon or arising out of any matter, cause, fact, thing, act or omission whatsoever occurring or existing at any time up to and including the date you sign this letter agreement, including, but not limited to, any claims arising from or related to your employment with the Company or the termination of that employment, and any claims of breach of contract, wrongful termination, fraud, defamation, infliction of emotional distress or discrimination due to national origin, race, religion, age, sex, sexual orientation, disability or other discrimination or harassment under the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act, the California Fair Employment and Housing Act or any other applicable law. The foregoing release shall not extend to any right of indemnification you have or may have for liabilities arising from your actions within the course and scope of your employment for the Company.

In connection with the foregoing general release, the you acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California, which provides in full as follows:





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Rose M. Marcario
June 15, 2001
Page 3





            A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

You hereby expressly waive and relinquish all rights and benefits that you have or may have under Section 1542 with respect to the release of unknown claims granted in this agreement. You acknowledge that you or your agents may hereafter discover facts or claims in addition to or different from those you now know or believe to exist, but that you nevertheless intend to fully and finally settle all claims released herein.

You further warrant and represent that you have not voluntarily, by operation of law, or otherwise, assigned or transferred to any other person or entity any interest in all or any portion of those matters released by this agreement.

This agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between California residents.

The parties agree that in the event any claim or dispute arises between them based on or relating to the interpretation, performance or breach of this agreement, whether in tort, contract or otherwise, we shall attempt to resolve such claim or dispute first on an amicable basis through good faith discussions. If we are not able to resolve any dispute through good faith discussions within a reasonable period of time given the nature of the claim or dispute (not in any case to exceed 30 days), we hereby agree promptly to submit any such claim or dispute to non-binding mediation by JAMS ("JAMS") in San Jose, California. Neither party nor the mediator shall disclose the existence, content or results of any mediation hereunder without the prior written consent of all parties. Nothing in this provision shall prevent either party from seeking injunctive relief from a court to avoid irreparable harm.

If any provision of this agreement, or the application thereof, shall for any reason and to any extent be held invalid or unenforceable under any applicable law by a court of competent jurisdiction, the remainder of this agreement shall be interpreted so as best to reasonably effect the intent of the parties hereto. We further agree to replace any such invalid or unenforceable provision with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

This agreement, together with the Proprietary Rights and Information Agreement between you and General Magic dated November 9, 1999, constitute the entire understanding and agreement between you and General Magic with respect to the subject matter contained herein and therein, and supersede any prior negotiations, agreements and understandings, whether written or oral, with respect thereto.

Any waiver, modification or amendment of any provision of this agreement shall be effective only if in writing and signed by the parties hereto.

This Agreement is not assignable by either party, except that General Magic may assign it in connection with an acquisition, merger, consolidation or sale of all or substantially all of the assets of the Company. In the event of any such merger or transfer of assets, the surviving corporation or the transferee of General Magic's assets shall be bound by and shall have the benefit of the provisions of this agreement, and General Magic shall take all actions necessary to insure that any such corporation or transferee is bound by the provisions of this agreement.

If the provisions of this letter accurately set forth our understanding, please acknowledge your agreement by signing the enclosed copy of this letter and returning it to me.



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Rose M. Marcario
June 15, 2001
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Rose, I very much appreciate your dedication to the business of General Magic, and will look forward to your continued advice and counsel.



Sincerely,


/s/ K. M. LAYTON
----------------------
Kathleen M. Layton




Accepted and agreed:

/s/ ROSE M. MARCARIO
----------------------
Rose M. Marcario